Exhibit 99.1

TOYS“R”US ANNOUNCES PRIVATE PLACEMENT OF 12% SENIOR SECURED NOTES DUE 2021 AND RELEASES ESTIMATED SALES, OPERATING EARNINGS AND ADJUSTED EBITDA FOR SECOND QUARTER 2016

WAYNE, NJ (August 26, 2016) Toys“R”Us, Inc. (the “Company”) today announced that TRU Taj LLC, a wholly-owned subsidiary of the Company (“TRU Taj”), has issued and sold $141,549,000 of its 12% Senior Secured Notes due 2021 (the “Notes”) in a private placement. The Notes will be issued as additional notes of the same series, and under the same indenture, as the 12% Senior Secured Notes due 2021 previously issued by TRU Taj LLC. The net cash proceeds of the private placement will be used to redeem the remaining outstanding balance of $105,079,000 of the 10.375% Senior Notes due 2017 of the Company (the “2017 Notes”), with the remaining net cash proceeds available for general corporate purposes, which may include repayment of other indebtedness of the Company or TRU Taj. The Company intends to issue notice of redemption for the 2017 Notes on August 30, 2016, with a redemption date of September 29, 2016.

In addition, as part of its ongoing refinancing initiatives, Toys “R” Us, Inc. today disclosed preliminary and unaudited estimates of same store sales, net sales, operating earnings and adjusted EBITDA for the second quarter of fiscal 2016. The second quarter of fiscal 2016 refers to May 1, 2016 to July 30, 2016. The preliminary estimates for the second quarter of fiscal 2016 are derived from preliminary internal financial reports and are subject to revision based on the completion of quarter-end accounting and financial reporting processes. Accordingly, our actual results may differ from these estimates and such differences may be material.

For the second quarter ended July 30, 2016, same store sales for the Domestic segment were flat and the International segment increased by approximately 1.2%, and same store sales for Toys “R” Us Europe LLC (the indirect parent of TRU Taj) and its subsidiaries increased by approximately 0.3% (assuming the Reorganization Transaction related to the TRU Taj exchange offer had been effectuated at the beginning of the comparative periods). Consolidated net sales for the second quarter ended July 30, 2016 were approximately $2,282 million, a decrease of $24 million as compared to the prior year period, when excluding an approximate $13 million benefit from foreign currency translation. The decrease in net sales was primarily due to the closure of the Times Square and FAO Schwarz flagship stores. Consolidated operating earnings are estimated to be approximately $18 million, an improvement of $3 million as compared to the prior year period. Consolidated adjusted EBITDA is estimated to be approximately $121 million, a decrease of $1 million as compared to the prior year period, bringing the last twelve months (“LTM”) adjusted EBITDA to $808 million. A detailed description and reconciliation of estimated adjusted EBITDA to operating earnings is included at the end of this release.

The offer and sale of the Notes was made solely in private placement transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release shall not constitute notice of redemption of the 2017 Notes. Any such notice will be given in a separate notice in accordance with the applicable provisions of the indenture for the 2017 Notes.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 871 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 755 international stores and 250 licensed stores in 37 countries and jurisdictions. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, the Company provides shoppers with a broad online selection of distinctive toy and baby products. Toys“R”Us, Inc. is headquartered in Wayne, NJ and has an annual workforce of approximately 62,000 employees worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. For more information, visit Toysrusinc.com or follow @ToysRUsNews on Twitter.

Forward-Looking Statements

All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

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For more information please contact:

Lenders and Note Investors:

Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com

Media:

Amy von Walter, Executive Vice President, Global Communications & Public Relations at 201-815-9512 or Amy.vonWalter@toysrus.com

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA

(Estimated and Unaudited)

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.

Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of operating earnings to EBITDA and Adjusted EBITDA for Toys “R” Us, Inc. is as follows:

	13 Weeks Ended		LTM
(In millions)	July 30, 2016	August 1, 2015	July 30, 2016
Operating earnings	$18	$15	$404

Add:
Depreciation and amortization	84	86	334

EBITDA	102	101	738

Adjustments:
Compensation expense (a)	7	8	27
Certain transaction costs (b)	5	1	21
Foreign currency re-measurement (c)	4	9	(1)
Sponsors’ management and advisory fees (d)	1	—	4
Severance	1	8	14
Impairment of long-lived assets	1	2	13
Litigation (e)	—	(1)	4
Property losses, net of insurance recoveries (f)	—	—	(2)
Store closure costs (g)	—	—	3
Net gains on sales of properties	—	(6)	(13)

Adjusted EBITDA (h)	$121	$122	$808

(a)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.
(b)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.
(c)	Represents the unrealized loss (gain) on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility attributed to Toys-Canada.
(d)	Represents the fees expensed to our Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually.
(e)	Represents certain litigation expenses and settlements recorded for legal matters.
(f)	Represents property losses and insurance claims recognized.
(g)	Represents store closure costs, net of lease surrender income.
(h)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.